                                                                EXHIBIT 11(C)(3)

                   METROCALL STOCKHOLDERS VOTING AGREEMENT


         METROCALL STOCKHOLDERS VOTING AGREEMENT, dated as of May 16, 1996 (this "Agreement"), by and among A+ Network Inc., a Tennessee corporation ("AN"), and the stockholders identified on Annex A hereto (each, an "MC Stockholder" and collectively, the "MC Stockholders") of Metrocall, Inc., a Delaware corporation ("MC").

         WHEREAS, MC and AN have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge AN with and into MC (the "Merger");

         WHEREAS, as of the date hereof, each of the MC Stockholders is the beneficial owner of, and has the sole right to vote and dispose of, the number of shares (the "MC Owned Shares") of the common stock, par value $.01 per share, of MC (the "MC Shares") which is set forth opposite such MC Stockholder's name in Annex A; and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, AN has required that each of the MC

Stockholders agree to vote their MC Owned Shares as described herein.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

         1. Representation and Warranty of the MC Stockholders. Each of the MC Stockholders, individually and not jointly, represents and warrants to AN with respect to itself that such MC Stockholder is the beneficial owner of the number of MC Shares set forth opposite such MC Stockholder's name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than pledges pursuant to commercially customary brokers margin accounts) or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the MC Owned Shares), other than those arising under the Securities Act of 1933, as amended, and applicable state securities laws or as disclosed in Section 4.2 of the Merger Agreement.

         2. Voter Agreement and Proxy. (a) Each MC Stockholder constitutes and appoints AN or its officers, and each of them, with full power of substitution, to be its true and lawful proxy and attorney-in-fact from the date hereof until conclusion of the meeting of stockholders of MC to be called pursuant to
Section 5.2 of the Merger Agreement (including any adjournment thereof) ("Meeting") to vote all MC Shares then beneficially owned by such MC Stockholder in accordance with clause (b). This proxy shall be deemed coupled with an interest, and is irrevocable during the term of this Agreement.

                 (b) The MC Shares beneficially owned by each MC Stockholder will be voted as follows:

                          (i) in favor of the transactions contemplated by the Merger Agreement; and

                          (ii)    against any extraordinary corporate
         transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving MC or any of its subsidiaries, or the issuance of any securities of MC or any subsidiary, in each case, to the extent prohibited by the Merger Agreement.

                 (c) In lieu of AN exercising its proxy, AN may elect to have each MC Stockholder vote its respective shares in accordance with clause
(b), provided that such shares may be voted in person or by proxy.

         3. Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

         4. Termination. This Agreement shall terminate on the earliest of (i) the conclusion of the Meeting (including any adjournment thereof), (ii) the agreement of the parties hereto to terminate this Agreement, (iii) termination or expiration of the Offer (as defined in the Merger Agreement) without the purchase of any shares of AN pursuant thereto except in a case in which the provisions of Section 2.6 of the Merger Agreement are satisfied, and termination of the Merger Agreement pursuant to Section 7.1.

         5. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns. Nothing in this Agreement shall prohibit any MC Stockholder from transferring any MC Owned Shares, provided that any shares transferred shall remain subject to this Agreement in the hands of any transferee.
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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the MC Stockholders and a duly authorized officer of AN on the day and year first written above.

                                A+ NETWORK INC.


                                By:/s/ CHARLES A. EMLING III
                                   --------------------------------------
                                     Name:  Charles A. Emling III
                                     Title: President and Chief Executive
                                            Officer

                                    ANNEX A


                              The MC Stockholders


                                                                              Number of
Signature:                                                                    MC Owned Shares
                                                                              ---------------
C.G. Grefenstette and Thomas G.                                                      14,130
Bigley, Trustees U/A/T Dated
8/28/68 for Juliet Lea Hillman

C.G. Grefenstette and Thomas G.                                                      14,130
Bigley, Trustees U/A/T Dated
8/28/68 for Audrey Hilliard
Hillman

C.G. Grefenstette and Thomas G.                                                      14,130
Bigley, Trustees U/A/T Dated
8/28/68 for Henry Lea
Hillman, Jr.

C.G. Grefenstette and Thomas G.                                                      14,130
Bigley, Trustees U/A/T Dated
8/28/68 for William Talbott
Hillman



By:/s/ C.G. GREFENSTETTE
   ----------------------------------
       C.G. Grefenstette, Trustee


By:/s/ THOMAS G. BIGLEY
   ----------------------------------
       Thomas G. Bigley, Trustee

Henry L. Hillman, Elsie Hilliard                                                     42,391
Hillman and C.G. Grefenstette,
Trustees of the Henry L. Hillman
Trust U/A Dated November 18, 1985





By:/s/ C.G. GREFENSTETTE
   ------------------------------
       C.G. Grefenstette, Trustee





Wilmington Securities, Inc.                                                         1,154,185




By:/s/ DARLENE CLARK
   -----------------------------------
     Darlene Clark




/s/ WILLIAM L. COLLINS, III
- --------------------------------------                                               347,515
William L. Collins, III



/s/ STEVEN D. JACOBY
- -------------------------------------                                                61,235
Steven D. Jacoby



/s/ HARRY L. BROCK, JR.
- -------------------------------------                                               2,931,200
Harry L. Brock, Jr.

/s/ SUZANNE S. BROCK
- -------------------------------------                                                200,000
Suzanne S. Brock

/s/ VINCENT D. KELLY
- -------------------------------------                                                 95,000
Vincent D. Kelly